March 23, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“During these challenging times, our top priority is the health and safety of our associates and advisors as they remain steadfast in serving clients,” said Chairman and CEO Paul Reilly. “I am proud of the dedication and commitment of our associates and advisors as we execute on our business continuity plans to continue providing service to clients.”

Client assets under administration of $854.8 billion increased 9% over February 2019 and declined 5% compared to January 2020. Financial assets under management of $144.5 billion increased 6% over February 2019 and declined 5% compared to January 2020. The decrease of client assets compared to January 2020 was primarily attributable to the decline in equity markets, which has accelerated thus far in March.

“We discontinued in-person advisor recruiting meetings and deferred numerous advisor transitions to Raymond James due to COVID-19. We are also experiencing disruption in our investment banking business,” said Reilly. “While trading volumes in fixed income are elevated in March, dislocation in the fixed income markets has negatively impacted principal transaction revenues.”

Net loans at Raymond James Bank of $21.5 billion increased 7% over February 2019 and 1% over January 2020. “As a result of rapid and widespread economic deterioration, we expect the entire banking industry to experience substantial increases in bank loan loss provisions. We will be appropriately proactive in adding to allowance for loan losses, similar to our approach during the previous financial crisis,” said Reilly.

Clients’ domestic cash sweep balances of $38.9 billion increased 2% over January 2020. Due to the surge in market volatility since the beginning of March, cash sweep balances have increased significantly to over $48 billion as of March 20. Spreads earned on these cash balances have been negatively impacted by the two recent emergency rate cuts by the Federal Reserve.

The firm repurchased approximately 2.5 million shares for approximately $202 million from the beginning of the quarter through March 11. As of March 20, 2020, $537 million remained available under the Board’s previously-disclosed repurchase authorization. “We temporarily suspended share buybacks as we assess capital needs and market liquidity,” said Reilly.

“As we collectively navigate these challenges, our long-term focus and conservative approach to capital and liquidity management should be a source of strength during these uncertain times,” said Reilly. “As of March 20, we had approximately $1.4 billion of cash at the parent. If market conditions continue to deteriorate, we also have an undrawn $500 million revolving credit facility, which we could access to provide additional flexibility.”

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,100 financial advisors. Total client assets are $855 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	February 29, 2020	February 28, 2019	January 31, 2020	February 28, 2019	January 31, 2020
Client assets under administration	$854.8	$785.3	$895.1	9%	(5)%
Private Client Group assets under administration	$813.9	$749.7	$854.0	9%	(5)%
Private Client Group assets in fee-based accounts	$425.6	$371.0	$445.6	15%	(4)%
Financial assets under management	$144.5	$136.7	$151.6	6%	(5)%

Raymond James Bank loans, net	$21.5	$20.1	$21.2	7%	1%

Clients’ domestic cash sweep balances	$38.9	$43.2	$38.2	(10)%	2%